TRACTOR SUPPLY COMPANY REPORTS FIRST QUARTER 2023 FINANCIAL RESULTS; REITERATES FISCAL 2023 FINANCIAL OUTLOOK

Brentwood, Tenn., April 27, 2023 - Tractor Supply Company (NASDAQ: TSCO), the largest rural lifestyle retailer in the United States, today reported financial results for its first quarter ended April 1, 2023.

●	Net Sales Increase of 9.1% to $3.30 Billion
●	Comparable Store Sales Increase of 2.1%, Led by Strength in Consumable, Usable and Edible Categories
●	Diluted Earnings per Share of $1.65, Even with the Prior Year
●	Company Confirms 2023 Financial Outlook

“While our first quarter net sales growth exceeded 9%, our comparable store sales were below our expectations, primarily due to less favorable spring weather trends. We remain confident in our outlook given our continued share gains, the results of our year-round product categories and the scaling of our strategic investments. We saw materially softer demand in our seasonal products due to a delay in the spring selling season across most of our markets, notably in the last few weeks of March, and to a lesser extent a mild January. We believe that our customer remains healthy, as evidenced by positive comparable transactions in our last two months, and that we continue to gain market share. As spring has arrived across our markets, we are pleased with the improved sales trends we are seeing. With the majority of the year ahead of us and given our track record of nimbly managing the business, we are confirming our financial outlook for fiscal 2023,” said Hal Lawton, president and chief executive officer of Tractor Supply.

“Tractor Supply’s needs-based, demand-driven business model has stood the test of time with consistent and sustainable growth. We remain excited about our growth opportunities as we continue to widen our competitive advantages as the team is making great progress on our Life Out Here strategy. My appreciation goes out to the more than 52,000 Team Members for their commitment to each other and our customers,” said Lawton.

First Quarter 2023 Results
Net sales for the first quarter of 2023 increased 9.1% to $3.30 billion from $3.02 billion in the first quarter of 2022. The increase in net sales was driven by positive sales contributions from the acquisition of Orscheln Farm and Home, new store openings and growth in comparable store sales. Comparable store sales increased 2.1%, as compared to an increase of 5.2% in the prior year’s first quarter, driven by comparable average ticket growth of 2.8% and a comparable average transaction count decrease of 0.7%. Comparable store sales growth reflects continued strength in core year-round merchandise, including consumable, usable and edible (“C.U.E.”) products, offset by declines for seasonal goods. The strongest regions for comparable store sales growth were the South Atlantic, Texas/Oklahoma and Far West where there was less negative impact from seasonal shifts. The strength of these regions was offset by pressure in the Northeast and Mid-West regions due to a mild January combined with a delay in the start to the spring selling season.

Gross profit increased 10.7% to $1.17 billion from $1.06 billion in the prior year’s first quarter, and gross margin increased 52 basis points to 35.5% from 34.9% in the prior year’s first quarter. The gross margin rate increase was primarily attributable to the Company’s consistent execution of an everyday low price strategy, lower transportation costs and other margin-driving initiatives that were able to more than offset the impact from product cost inflation pressures and product mix from the robust growth of C.U.E. products.

Selling, general and administrative (“SG&A”) expenses, including depreciation and amortization, increased 13.9% to $925.5 million from $812.2 million in the prior year’s first quarter. As a percent of net sales, SG&A expenses increased 119 basis points to 28.1% from 26.9% in the first quarter of 2022. The increase in SG&A as a percent of net sales was attributable to deleverage given the moderate comparable store sales growth, as well as growth in depreciation and amortization, the onboarding of a new distribution center and the impact of the Orscheln Farm and Home acquisition.

Operating income of $244.4 million was effectively flat compared to $244.3 million in the first quarter of 2022.

The effective income tax rate improved slightly to 21.0% compared to 21.1% in the first quarter of 2022.

Net income decreased 2.2% to $183.1 million from $187.2 million, and diluted earnings per share was $1.65 in the first quarter of both 2023 and 2022.

The Company repurchased approximately 0.9 million shares of its common stock for $197.2 million and paid quarterly cash dividends totaling $113.4 million, returning $310.6 million of capital to shareholders in the first quarter of 2023.

The Company opened 17 new Tractor Supply stores and three new Petsense by Tractor Supply stores in the first quarter of 2023.

Fiscal 2023 Financial Outlook
The Company confirmed its fiscal 2023 financial guidance, initially provided on January 26, 2023.

For fiscal 2023, the Company expects the following:

Net Sales	$15.0 billion to $15.3 billion
Comparable Store Sales	+3.5% to +5.5%
Operating Margin Rate	10.1% to 10.3%
Net Income	$1.13 billion to $1.17 billion
Earnings per Diluted Share	$10.30 to $10.60

Anticipated capital expenditures include plans in 2023 to open a total of approximately 70 Tractor Supply stores, complete the Orscheln Farm and Home conversions to Tractor Supply, continue the Project Fusion remodels and garden center transformations, and open a total of 10 to 15 new Petsense by Tractor Supply stores.

Conference Call Information
Tractor Supply Company will hold a conference call today, Thursday, April 27, 2023 at 10 a.m. ET. The call will be webcast live at IR.TractorSupply.com. An investor presentation will be available on the investor relations section of the Company’s website at least 15 minutes prior to the conference call.

Please allow extra time prior to the call to visit the site and download the streaming media software required to listen to the webcast.

A replay of the webcast will also be available at IR.TractorSupply.com shortly after the conference call concludes.

About Tractor Supply Company
For 85 years, Tractor Supply Company (NASDAQ: TSCO) has been passionate about serving the needs of recreational farmers, ranchers, homeowners, gardeners, pet enthusiasts and all those who enjoy living Life Out Here. Tractor Supply is the largest rural lifestyle retailer in the U.S., ranking 294 on the 2022 Fortune 500. The company’s more than 52,000 Team Members are known for delivering legendary service and helping customers pursue their passions, whether that means being closer to the land, taking care of animals or living a hands-on, DIY lifestyle. In store and online, Tractor Supply provides what customers need – anytime, anywhere, any way they choose at the low prices they deserve.

As of April 1, 2023, the Company operated 2,164 Tractor Supply stores in 49 states, including 81 stores acquired from Orscheln Farm and Home in 2022 that will be rebranded to Tractor Supply by the end of 2023. For more information on Tractor Supply, visit www.tractorsupply.com.

Tractor Supply Company also owns and operates Petsense by Tractor Supply, a small-box pet specialty supply retailer providing products and services for pet owners. As of April 1, 2023, the Company operated 189 Petsense by Tractor Supply stores in 23 states. For more information on Petsense by Tractor Supply, visit www.Petsense.com.

Forward-Looking Statements
This press release contains certain forward-looking statements, including statements regarding growth and value creation, new stores and distribution centers, the Orscheln Farm and Home conversion and financial guidance for 2023, including, net sales, comparable store sales, operating margin rates, net income, diluted earnings per share, capital expenditures and share repurchases. All forward-looking statements are subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and are subject to the finalization of the Company’s quarterly financial and accounting procedures, and may be affected by certain risks and uncertainties, any one, or a combination, of which could materially affect the results of the Company’s operations. Forward-looking statements are usually identified by or are associated with such words as “will,” “intend,” “expect,” “believe,” “anticipate,” “optimistic,” “forecasted” and similar terminology. Actual results could vary materially from the expectations reflected in these statements. As with any business, all phases of our operations are subject to facts outside of our control. These factors include, without limitation, national, regional, and local economic conditions affecting consumer spending; the timing and mix of goods sold; the timing and acceptance of new products; purchase price volatility (including inflationary and deflationary pressures), transportation costs, constraints in the supply chain affecting timing and availability of merchandise inventory; the ability to increase sales at existing stores or on our e-commerce platforms; the ability to manage growth and identify suitable locations; the ability to open new stores in the time, manner, and number currently contemplated; economic uncertainty, including rising costs for commodities, raw materials, energy, and finished goods; the ability to successfully manage expenses and to execute our key gross margin enhancing initiatives; the ability to open distribution centers in the anticipated timeframe and within budget; the impact of new stores on our business; competition, including that from online competitors; weather conditions; the seasonal nature of our business; the ability to retain vendors and our reliance on foreign suppliers; the ability to attract, train, and retain qualified employees, as well as increasing labor and benefit costs; rising interest rates; tightening of credit markets; continued domestic impact of global geopolitical unrest; continued disruption and uncertainty in the supply chain and shipping channels, including potential disruption to domestic transportation channels; the impact of public health issues, the timing and acceptance of new products; difficulties in integration of Orscheln Farm and Home and the potential for conflicts with regulators if the sale of the Orscheln headquarters or distribution center are delayed; potential adverse reactions or changes to business or employee relationships, including those resulting from the announcement of an acquisition; significant increases in costs or significant delays associated with new store openings, remodels, relocations, or conversion of Orscheln stores; our ability to meet our sustainability, stewardship, carbon emission, and Diversity, Equity, and Inclusion related Environmental, Social, and Governance projections, goals, and commitments; the imposition of tariffs on imported products or the disallowance of tax deductions on imported products; potential judgments, fines, legal fees, and other costs; breach of information systems or theft of employee or customer data; effective tax rate changes and results of examination by taxing authorities; the ability to maintain an effective system of internal control over financial reporting and changes in accounting standards, assumptions, and estimates; severe weather and the effects of climate change. Forward-looking statements made by or on behalf of the Company are based on knowledge of its business and the environment in which it operates, but because of the factors listed above, actual results could differ materially from those reflected by any forward-looking statements. Consequently, all of the forward-looking statements made are qualified by these cautionary statements and those contained in the Company’s Annual Report on Form 10-K and other filings with the Securities and Exchange Commission. There can be no assurance that the results or developments anticipated by the Company will be realized or, even if substantially realized, that they will have the expected consequences to or effects on the Company or its business and operations. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company does not undertake any obligation to release publicly any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events, except as required by law.

(Financial tables to follow)

Condensed Consolidated Statements of Income
(Unaudited)
(in thousands, except per share and percentage data)

	Three Months Ended
	April 1, 2023		March 26, 2022
		% of		% of
		Net		Net
		Sales		Sales
Net sales	$3,299,225	100.00%	$3,024,132	100.00%
Cost of merchandise sold	2,129,317	64.54	1,967,623	65.06
Gross profit	1,169,908	35.46	1,056,509	34.94
Selling, general and administrative expenses	828,235	25.10	734,577	24.29
Depreciation and amortization	97,233	2.95	77,646	2.57
Operating income	244,440	7.41	244,286	8.08
Interest expense, net	12,680	0.38	7,069	0.23
Income before income taxes	231,760	7.02	237,217	7.84
Income tax expense	48,672	1.48	49,990	1.65
Net income	$183,088	5.55%	$187,227	6.19%

Net income per share:
Basic	$1.66		$1.66
Diluted	$1.65		$1.65

Weighted average shares outstanding:
Basic	110,045		112,531
Diluted	110,781		113,504

Dividends declared per common share outstanding	$1.03		$0.92

Note: Percent of net sales amounts may not sum to totals due to rounding.

Condensed Consolidated Statements of Comprehensive Income
(Unaudited)
(in thousands)

	Three Months Ended
	April 1, 2023	March 26, 2022
Net income	$183,088	$187,227

Other comprehensive (loss) / income:
Change in fair value of interest rate swaps, net of taxes	(1,837)	5,993
Total other comprehensive (loss) / income	(1,837)	5,993
Total comprehensive income	$181,251	$193,220

Condensed Consolidated Balance Sheets
(Unaudited)
(in thousands)

	April 1, 2023	March 26, 2022
ASSETS
Current assets:
Cash and cash equivalents	$190,078	$405,432
Inventories	3,030,712	2,568,179
Prepaid expenses and other current assets	235,510	185,634
Income taxes receivable	2,621	9,030
Total current assets	3,458,921	3,168,275
Property and equipment, net	2,144,769	1,655,750
Operating lease right-of-use assets	2,950,610	2,744,095
Goodwill and other intangible assets	253,262	55,520
Other assets	41,253	63,168
Total assets	$8,848,815	$7,686,808

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,526,540	$1,341,645
Accrued employee compensation	21,507	49,124
Other accrued expenses	472,742	445,079
Current portion of finance lease liabilities	2,818	4,042
Current portion of operating lease liabilities	313,809	359,774
Income taxes payable	12,284	—
Total current liabilities	2,349,700	2,199,664
Long-term debt	1,601,563	986,896
Finance lease liabilities, less current portion	33,831	36,649
Operating lease liabilities, less current portion	2,751,756	2,529,605
Deferred income taxes	76,450	37,487
Other long-term liabilities	120,969	106,485
Total liabilities	6,934,269	5,896,786

Stockholders’ equity:
Common stock	1,417	1,413
Additional paid-in capital	1,262,775	1,204,294
Treasury stock	(5,053,077)	(4,452,026)
Accumulated other comprehensive income	9,438	7,338
Retained earnings	5,693,993	5,029,003
Total stockholders’ equity	1,914,546	1,790,022
Total liabilities and stockholders’ equity	$8,848,815	$7,686,808

Condensed Consolidated Statements of Cash Flows
(Unaudited)
(in thousands)

	Three Months Ended
	April 1, 2023	March 26, 2022
Cash flows from operating activities:
Net income	$183,088	$187,227
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	97,233	77,646
(Gain)/loss on disposition of property and equipment	(139)	326
Share-based compensation expense	14,514	12,316
Deferred income taxes	45,675	39,924
Change in assets and liabilities:
Inventories	(321,115)	(376,987)
Prepaid expenses and other current assets	10,166	(21,516)
Accounts payable	128,252	186,015
Accrued employee compensation	(98,796)	(60,494)
Other accrued expenses	(39,243)	(28,463)
Income taxes	191	8,070
Other	(272)	35,002
Net cash provided by operating activities	19,554	59,066
Cash flows from investing activities:
Capital expenditures	(157,943)	(112,387)
Proceeds from sale of property and equipment	259	99
Net cash used in investing activities	(157,684)	(112,288)
Cash flows from financing activities:
Borrowings under debt facilities	747,000	—
Repayments under debt facilities	(310,000)	—
Principal payments under finance lease liabilities	(1,631)	(1,197)
Repurchase of shares to satisfy tax obligations	(21,643)	(26,442)
Repurchase of common stock	(183,196)	(296,180)
Net proceeds from issuance of common stock	8,623	7,910
Cash dividends paid to stockholders	(113,447)	(103,467)
Net cash provided by/(used in) financing activities	125,706	(419,376)
Net decrease in cash and cash equivalents	(12,424)	(472,598)
Cash and cash equivalents at beginning of period	202,502	878,030
Cash and cash equivalents at end of period	$190,078	$405,432

Supplemental disclosures of cash flow information:
Cash paid during the period for:
Interest, net of amounts capitalized	$9,274	$4,404
Income taxes	1,955	3,897

Supplemental disclosures of non-cash activities:
Non-cash accruals for property and equipment	$45,178	$23,538
Increase of operating lease assets and liabilities from new or modified leases	84,740	37,694
Increase of finance lease assets and liabilities from new or modified leases	450	5,143

Selected Financial and Operating Information
(Unaudited)

	Three Months Ended
	April 1, 2023	March 26, 2022
Sales Information:
Comparable store sales increase	2.1%	5.2%
New store sales (% of total sales)	4.3%	2.6%
Average transaction value	$58.92	$56.57
Comparable store average transaction value increase (a)	2.8%	6.7%
Comparable store average transaction count decrease	(0.7)%	(1.4)%
Total selling square footage (000’s)	37,532	33,511
Exclusive brands (% of total sales)	31.1%	29.9%
Imports (% of total sales)	11.0%	11.6%

Store Count Information:
Tractor Supply (including Orscheln Farm and Home stores)
Beginning of period	2,147	2,003
New stores opened	17	—
Stores closed	—	—
End of period	2,164	2,003
Petsense by Tractor Supply
Beginning of period	186	178
New stores opened	3	1
Stores closed	—	(1)
End of period	189	178
Consolidated end of period	2,353	2,181

Pre-opening costs (000’s)	$3,064	$802

Balance Sheet Information:
Average inventory per store (000’s) (b)	$1,229.8	$1,095.4
Inventory turns (annualized)	3.14	3.60
Share repurchase program:
Cost (000’s)	$197,168	$296,180
Average purchase price per share	$227.67	$218.07

(a) Comparable store average transaction value changes include the impact of transaction value changes achieved on the current period change in transaction count.
(b) Assumes average inventory cost, excluding inventory in transit.
Note: Comparable store metrics percentages may not sum to total due to rounding.
Note: With the exception of store count information, new stores sales (% of total sales), total selling square footage, and average inventory per store, all metrics listed above exclude unconverted
Orscheln Farm and Home stores.

	Three Months Ended
	April 1, 2023	March 26, 2022
Capital Expenditures (millions):
Existing stores	$83.0	$66.0
New and relocated stores and stores not yet opened	33.2	12.5
Information technology	21.9	18.4
Distribution center capacity and improvements	19.6	13.8
Corporate and other	0.2	1.7
Total	$157.9	$112.4